UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 31, 2010

FRANKLIN FINANCIAL SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

PENNSYLVANIA
(State or other jurisdiction of incorporation)

000-12126	23-144083
(Commission file number)	(IRS employer ID)

20 South Main Street, Chambersburg, Pennsylvania	17201
(Address of principal executive office)	(Zip Code)

Registrant's telephone number, including area code - (717) 264-6116

N/A
(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Explanatory Note

This Form 8-K is being filed solely for the purpose of setting forth in a filing pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a complete updated description of the common stock of Franklin Financial Services Corporation (“Franklin Financial,” “we” or “our”).  All of the terms of our common stock described below have been previously disclosed in our Exchange Act filings.

Description of Registrant’s Common Stock.

The following is a brief description only and is not intended to be a complete legal description of our common stock or of the provisions of our articles of incorporation and by-laws described below.

General

Our current authorized stock consists of 15,000,000 shares of common stock, $1.00 par value per share, and 5,000,000 shares of stock without par value, which may be issued without further shareholder approval in one or more series as common or preferred stock possessing such terms as determined by the board of directors.

Common Stock

Dividends; Liquidation; Dissolution.  Subject to the preferential rights of any other shares or series of capital stock, holders of shares of Franklin Financial common stock are entitled to share ratably in dividends on shares of common stock if, as and when authorized and declared by our board of directors out of funds legally available for dividends.  Franklin Financial’s declaration and payment of cash dividends depends primarily upon dividend payments by its subsidiary, The Farmers and Merchants Trust Company of Chambersburg, which is our primary source of revenue and cash flow.  Holders of our common stock are also entitled to share ratably in the assets of Franklin Financial legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of Franklin Financial.  Accordingly, Franklin Financial’s right and the right of Franklin Financial’s creditors and shareholders to participate in any distribution of the assets or earnings of the subsidiary is necessarily subject to the principal claims of creditors of the subsidiary, except to the extent that Franklin Financial’s claims in its capacity as a creditor may be recognized.

Voting Rights.  Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors.  Unless a larger vote is required by law, our articles of incorporation or our bylaws, when a quorum is present at a meeting of shareholders, a majority of the votes properly cast upon any question other than the election of directors shall decide the question.  A plurality of the votes properly cast for the election of a person to serve as a director shall elect such person.  Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of our common stock possess the exclusive voting power.  There is no cumulative voting in the election of directors.  Our board is classified into three categories with each category as nearly equal in number as possible.  This means, in general, that one-third of the members of our board are subject to reelection at each annual meeting of shareholders.

Preemptive Rights; Redemption.  Holders of our common stock have no conversion, sinking fund or redemption rights or preemptive rights to subscribe for any of our classes of stock.

Anti-Takeover Provisions of Articles of Incorporation and By-Laws

Our articles of incorporation contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with our directors. We believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with our directors.

Our articles of incorporation provide for a classified board, to which approximately one-third of our board of directors is elected each year at our annual meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. The classification of our board of directors has the effect of making it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of our shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of our board of directors would be beneficial to us and our shareholders and whether or not a majority of our shareholders believe that such a change would be desirable.

The classification of our board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our shareholders. The classification of our board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of our board of directors may discourage accumulations of large blocks of our stock by purchasers whose objective is to take control of us and remove a majority of our board of directors, the classification of our board of directors could tend to reduce the likelihood of fluctuations in the market price of our common stock that might result from accumulations of large blocks of our common stock for such a purpose. Accordingly, our shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

Additionally our articles of incorporation and by-laws contain certain other provisions that may have the effect of deterring or discouraging an attempt to take control of Franklin Financial. Among other things, these provisions:

•
Empower our board of directors, without shareholder approval, to issue shares of Franklin Financial stock without par value in series or classes of common or preferred shares the terms of which, including voting power, are set by our board;

•	Restrict the ability of shareholders to remove directors;

•
Require that holders of at least two-thirds of the outstanding shares entitled to vote approve any merger consolidation or dissolution or any amendment of our articles of incorporation, unless such action is approved in advance by our board of directors, in which case the affirmative vote of a majority of the outstanding shares entitled to vote is sufficient;

•
Provide that if any person or corporation acquires beneficial ownership of 50% or more of our outstanding common stock, then Franklin Financial will, within 30 days, offer in writing to redeem all or any shares of our common stock held by any shareholder, except the person or corporation that acquired 50% or more of the outstanding common stock, at a price equal to the greatest of:

(1)	the highest price paid by that person for any share of our common stock during the 12 month period preceding the date of such redemption offer;

(2)	the highest market price for our common stock on any trading day during the 12 month period preceding the date of the redemption offer; or

(3)	the book value per share of our common stock as reported in its statement of condition for the quarterly period immediately preceding the date of the redemption offer.

Franklin Financial is not required to make a redemption offer; however, if our board of directors approves the acquisition of 50% or more of our outstanding common stock prior to that person or corporation acquiring beneficial ownership of 5% or more of our outstanding common stock;

•	Eliminate cumulative voting in the election of directors;

•	Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

•
Permit our board of directors to consider the effects on Franklin Financial’s employees, customers, depositors and communities it serves when determining whether to oppose any tender offer for our outstanding stock.

Franklin Financial opted out of coverage by the “short-term profits disgorgement” and “control-share acquisition” statutes included in the Pennsylvania Business Corporation Law, as permitted by the legislation.  As a result of Franklin Financial’s decision to opt-out of these provisions, neither the “short-term disgorgement” nor the “control share acquisition” statute would apply to a nonnegotiated attempt to acquire control of Franklin Financial, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs.  We can reverse this action, and thereby cause the “short-term disgorgement” and “control share acquisition” statutes to apply to an attempt to acquire control of Franklin Financial, by means of an amendment to our bylaws, which could be adopted by our board of directors, without shareholder approval.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to Registrant’s Form 10-K for the fiscal year ended December 31, 2005).

3.2	By-Laws, as amended (incorporated by reference to Exhibit 99 to Registrant’s Form 8-K filed on December 20, 2004).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Franklin Financial Services Corporation

Date:	August 31, 2010	By:	/s/ William E. Snell, Jr.
William E. Snell, Jr., President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to Registrant’s Form 10-K for the fiscal year ended December 31, 2005).

3.2	By-Laws, as amended (incorporated by reference to Exhibit 99 to Registrant’s Form 8-K filed on December 20, 2004).